Exhibit 10(c)

EMERSON ELECTRIC CO.
CONTINUING COMPENSATION PLAN
FOR NON-MANAGEMENT DIRECTORS

(As Amended and Restated Effective January 1, 2005)

I.	Purpose

The purpose of the Emerson Electric Co. Continuing Compensation Plan for Non-Management Directors (the “Plan”) is to provide compensation for non-employee directors of Emerson Electric Co. (the “Company”) following their termination of service on the Company’s Board of Directors (the “Board”) under the terms and conditions set forth hereinafter. The Board has determined that the establishment of such a benefit will be useful in its efforts to retain and attract highly qualified individuals to serve on the Board.

II.	Eligibility

Except as otherwise provided in Section III.1, a director, in order to be eligible for benefits under the Plan, must have at least five (5) years of service as a non-employee director of the Company. Service as a non-employee director shall mean service while such director is not an employee of the Company. No person who becomes a non-employee director for the first time on or after June 4, 2002, shall be eligible for benefits under the Plan.

III.	Benefits

1.
The level of annual benefits will be determined as a percentage of $30,000, the annual cash retainer for directors in effect as of June 4, 2002 (the “Retainer Rate”), in accordance with the following schedule:

Years of Service as a Non-Employee Director	Percentage of Retainer Rate

5 years	50%
6 years	60%
7 years	70%
8 years	80%
9 years	90%
10 years or more	100%

Notwithstanding the foregoing, in the event of a Change of Control (as hereinafter defined), the applicable percentage of the Retainer Rate for any person then serving as a non-employee director shall be 100% regardless of his or her number of years of service with the Company as a non-employee director.

For purposes of this section, a “Change of Control” shall mean:

(i)  The purchase or other acquisition (other than from the Company) by any person, entity or group of persons, within the meaning of Section 13(d) or 14 (d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then-outstanding shares of common stock of the Company or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors; or

(ii)  Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Board” and, as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this section, considered as though such person were a member of the Incumbent Board; or

(iii)  The consummation of any reorganization, merger or consolidation, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the common stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then-outstanding voting securities, or of a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

2.
Benefits will be paid in monthly installments for the life of the director commencing with the fifteenth day of the month following the later of the date of his or her termination of service as a director or his or her attainment of age 72; provided, that (a) in the event the service of the director terminates for reason of age or disability and the director dies after benefits have commenced but prior to a date five years from his or her termination of service as a director, his or her spouse, if any, shall receive the Benefit in monthly installments for the balance of such five-year period, or (b) in the event the director dies before payments commence, the Benefit shall be paid in monthly installments for five years to his or her spouse, if any, commencing with the fifteenth day of the month coincident with or next following the date of the director’s death.

IV.	Miscellaneous

The Corporate Governance and Nominating Committee of the Board shall have plenary authority to interpret and to apply the terms of the Plan and to take such additional action consistent with the purpose of the Plan as is, in its sole judgment, just and equitable. The Board shall have the power to amend or terminate the Plan at any time; however, in the event the Plan is terminated, benefits shall become payable only to the extent permissible under the regulations promulgated by the Secretary of Treasury pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and in the manner set forth therein.

Retirement from the Board shall be governed by the Bylaws of the Company, as in effect from time to time.

Each director receiving benefits under the Plan, and in consideration therefore, shall be expected to be available upon reasonable request to consult with the Chairman and Chief Executive Officer and with the Board on a reasonable basis and to an extent not inconsistent with the director’s retirement and/or separation of service under Section 409A of the Code and the regulations promulgated thereunder.

Eligibility under the terms of the Plan shall in no way affect other benefits from the Company to which a non-employee director may be entitled.

The benefits contemplated hereunder shall not be funded by trust or otherwise, but shall be treated as a general expense of the Company. Except as otherwise required by law, the benefits provided hereunder may not be assigned or alienated.

The right of any person to benefits hereunder shall be no greater than that of an unsecured, general creditor of the Company.

As approved by Emerson’s Board of Directors on this 7th day of August, 2007.

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